Zumiez Inc. Reports October 2015 Sales Results

Net Sales Decreased 5.4% to $48.9 Million; October 2015 Comparable Sales Decreased 8.1%

LYNNWOOD, WA -- (Marketwired - November 04, 2015) - Zumiez Inc. (NASDAQ: ZUMZ), a leading lifestyle retailer of apparel, footwear, equipment and accessories, today announced that total net sales for the four-week period ended October 31, 2015 decreased 5.4% to $48.9 million, compared to $51.7 million for the four-week period ended November 1, 2014. The Company's comparable sales decreased 8.1% for the four-week period compared to a comparable sales increase of 3.1% in the year ago period.

To hear the Zumiez prerecorded October sales message, please dial (201) 689-8483 or (877) 523-5612, followed by the passcode # 986439 (ZUMIEZ).

About Zumiez Inc.

Zumiez is a leading lifestyle retailer of apparel, footwear, equipment and accessories, focusing on skateboarding, snowboarding, surfing, motocross and BMX for young men and women. As of October 31, 2015 we operated 653 stores, included 587 in the United States, 42 in Canada, and 24 in Europe. We operate under the name Zumiez and Blue Tomato. Additionally, we operate ecommerce web sites at www.zumiez.com and www.blue-tomato.com.

Company Contact:
Darin White
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1337

Investor Contact:
ICR
Brendon Frey
(203) 682-8200